Exhibit 99.6

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Beacon Topco, Inc. (“Topco”) of the Registration Statement on Form S-4 (the “Registration Statement”), and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Topco in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 7, 2025

SIGNATURE	/s/ Robin Wright
Robin Wright